Exhibit 4.28

LICENSE AGREEMENT

THIS Agreement is entered into this 6th day of October, 2015 (“Effective Date”) between DUKE UNIVERSITY, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”), having a place of business at Durham, North Carolina 27710, and Medifocus Inc., a corporation organized under the laws of Ontario, Canada (“Licensee”) having its principal office at 10240 Old Columbia Road, Suite G, Columbia Maryland, 21046 (collectively “Parties” and individually “Party”).

RECITALS

WHEREAS, DUKE owns certain Patents (defined below) relating to an invention (“the invention”) described in Duke Office of Licensing & Ventures File #1519, entitled “ A Method For Selective Expression of Therapeutic Genes in Cancer Cells by Hyperthermia”, which was invented by Inventors (defined below), and DUKE has the right to grant licenses under the Patents (defined below).

WHEREAS, it is understood that the United States Government (through any of its agencies or otherwise) funded research, during the course of or under which the Invention was conceived or made, the United States Government is entitled, as of right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

WHEREAS, DUKE desires to have its Patents developed and commercialized to benefit the public and is willing to grant a license to the Licensee for that purpose.

WHEREAS, Licensee desires to obtain a license under the Patents upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the terms and phrases below have the following definitions:

1.1 “Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a party. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.2 “Change of Control of Licensee” means, with respect to the Licensee, any merger or other transaction or series of related transactions (i) that results in the holders of voting securities of the Licensee outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Licensee or such surviving entity outstanding immediately after such merger or transaction or series of transactions, or (ii) in which a Third Party acquires all or substantially all of the Licensee’s business or assets, whether by merger, acquisition, sale or otherwise.

1.3 “Distributor” means a Third Party that, pursuant to a written distribution agreement between such Third Party and Licensee (“Distribution Agreement”), resells Licensed Products to End-Users (as permitted under the terms of the license granted in this Agreement.

1.4 “End-User” shall mean a person or entity who acquires a Licensed Product, directly or indirectly from the Licensee, solely for personal or internal use and not for resale.

1.5 “Field of Use” means any aspect of cancer therapy.

1.6 “Inventors” means Chuan-Yuan Li.

1.7 “Know-how” means any research information, technical information, technical data, or other information that is (a) generated at DUKE by or under the direct supervision of one of the inventors, before the Effective Date or otherwise owned by DUKE; and (b) that is necessary for the practice of the Licensed Methods or for the use or production of the Licensed Products, and that is not covered by the Patents. Know-how does not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof (i) that are patented, (ii) that patentable but unpatented, or (iii) for which patent applications are pending. Further, Know-how does not include any research information, technical information, technical data or other information or any uses of any of the foregoing that DUKE cannot provide to Licensee because of other legal obligations of DUKE, such as those arising out of sponsored research, clinical research, material transfer, license, option to license, confidentiality, or other agreements.

1.8 “Licensed Method” means any method that, without the license granted hereunder, would infringe one or more Valid Claim.

1.9 “Licensed Product” means any product or part thereof that:

(a) without the license granted hereunder would infringe one or more of the Valid Claims of the Patents, or

(b) is manufactured by using a Licensed Method or that, when used, practices a Licensed Method.

1.10 “Licensed Service” means any service that is (a) provided by Licensee to a Third Party and (b) that utilizes Licensed Product or Licensed Method.

1.11 “Net Sales”

(a) Means the monies invoiced by Licensee or its sublicensees for: (i) the Sale of Licensed Product(s) to Third Parties, or (ii) for the provision of Licensed Services to a Third Party.

(b) Net Sales shall not include the cost of trade discounts (not to exceed ten percent (10%) of the invoiced price); credits or allowance given for rejected or returned products; freight; insurance; value added, use, or sales taxes stated on the invoice; or customs duties, tariffs and governmental charges actually imposed on the transfer or transport of Licensed Products across borders. No allowance or deduction shall be made for commissions or fees for collection or cost of goods, by whatever name known.

(c) If a Licensed Product is sold in a kit or is combined with any products or components that are not Licensed Products (“Combination Product(s)”), Net Sales for the purposes of determining royalties of a Combination Product shall be calculated by multiplying Net Sales of the Combination Product by the fraction A/(A+B)(“Multiplier”), where A is the fair market value of the Licensed Product if sold separately and B is the fair market value of the other product(s) or component(s) in the Combination Product if sold separately. If the fair market value of A or B is not known, Licensee will negotiate in good faith calculate the Multiplier, in accordance with reasonable and customary standards of the industry. Notwithstanding the foregoing, the royalty rate on Net Sales paid to Licensor a Combination Product shall in no event be less than 1.25%.

(d) Licensed Products and Licensed Services are considered “sold” when billed out or invoiced or, in the event such Licensed Services are not billed out or invoiced, when the consideration for provision of the Licensed Services is received by the Licensee.

1.12 “Non-Commercial Research Purposes” means the use of the Invention and/or the Know-How for non-commercial academic research purposes or other non-commercial not-for profit scholarly purposes, where “non-commercial” means not involving the use of the Invention to perform services for a fee or for the production or manufacture of products for Sale to Third Parties.

1.13 “Patent(s)” means (a) the patents and patent applications listed in Appendix A (hereafter referred to as “Patent Applications”); (b) any patent issuing from any such Patent Application, including any reissue, reissuance, or confirmation of a patent from a post grant proceeding, reexamination, or extension; and (c) any U.S., foreign, and international non-provisional applications claiming priority at any time to the Patent Applications, including any division, substitution, continuation, continuations-in-part containing claims enabled by the specification of the Patent Applications, or national and regional phase applications. Notwithstanding the foregoing, the Patents do not include those patents and/or patent applications that, during the term of this Agreement, cease to be Patents pursuant to Article 6.1 or 6.4.

1.14 “Sale” means the act of selling, leasing, or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a “Sale.”

1.15 “Territory” means Worldwide.

1.16 “Third Party” means any individual or entity that is not a Party to this Agreement.

1.17 “Valid Claim” means with respect to any country any claim of a pending Patent Application or issued and unexpired Patent that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in a decision over which no appeal can or has been taken and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be deemed a Valid Claim with respect to Net Sales made after the date of such reversal.

1.18 Interpretations of Terms and Phrases.

(a) Words denoting a singular number include the plural and vice versa.

(b) Certain other defined terms have the meanings given them elsewhere in this Agreement.

(c) References to “$” or “Dollars” refer to U.S. Dollars.

ARTICLE 2 – LICENSE

2.1 Exclusive License Under the Patents. Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE an exclusive, worldwide, royalty-bearing license (with the right to grant sublicenses under Section 2.3) under the Licensed Patents for the Field of Use in the Territory to:

(a) use the Licensed Methods to make Licensed Products;

(b) make, have made, import, use and/or otherwise commercialize Licensed Products;

(c) sell and offer for sale Licensed Products;

(d) sell, use, provide and/or otherwise commercialize Licensed Services.

2.2 Non-Exclusive License Under the Know-how. Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE, a non-exclusive worldwide, royalty-bearing license (with the right to grant sublicenses under Section 2.3) to use Know-how for the Field of Use in the Territory to:

(a) use the Licensed Methods to make Licensed Products;

(b) make, have made, import, use and/or otherwise commercialize Licensed Products;

(c) sell and offer for sale Licensed Products;

(d) sell, use, provide and/or otherwise commercialize Licensed Services.

2.3 Right to Grant Sublicenses. Licensee shall have the following rights to grant sublicenses (“Sublicense Grant”):

(a) Sublicense Rights to Patents. Licensee shall have the exclusive right to grant written sublicenses to a Third Party (“Sublicensee(s)”) under the Patents within the scope of the license granted in Section 2.1.

(b) Sublicense Rights to Know-how. If a sublicense is granted to a specific Third Party pursuant to Article 2.3(a)(i), Licensee shall have the non-exclusive right to grant a written sublicense to the Know-how within the scope of the license granted in Section 2.2 but only in connection with a sublicense granted under Section 2.3(b).

(c) Restrictions on Sublicense Grant. Licensee shall have the right to grant sublicenses pursuant to the Sublicense Grant provided that:

(i) notice of any sublicense or modification of an existing sublicense shall be submitted to DUKE within at least thirty (30) after execution of any such sublicense or modification. Such notice shall include the name of the Sublicensee and whether the Sublicensee is considered a small entity under 37 C.F.R § 1.27. Licensee shall promptly provide a copy of the sublicense or modified sublicense to DUKE upon the request of DUKE; from the execution of the sublicense

a)	each Sublicensee shall agree to be bound by all the obligations, terms, and conditions that obligate, bind, or affect Licensee under this Agreement;

b)	each sublicense will indicate in writing that the Sublicensee owes DUKE the same obligations as if the Sublicensee were the Licensee with respect to the record keeping and audit rights provisions under Articles 5.3 and 5.4;

c)	the terms and conditions of any sublicense shall be no less favorable to DUKE than this agreement;

d)	each sublicense shall be subject to termination with the termination of this Agreement, and each sublicense shall so state;

e)	sublicensee may not sublicense any rights under this Agreement;

f)	Licensee shall be and remain responsible for the performance by each sublicensee of all obligations under this Agreement and the sublicense;

g)	Licensee shall agree to ascertain, compute and audit all Nest Sales of a sublicense;

h)	any failure by Licensee to fulfill its obligations with respect to the oversight and supervision of its sublicensees shall be, and be deemed to be, a breach of this Agreement by Licensee; and

i)	within thirty (30) days of the execution, modification, or termination of any sublicense, Licensee must deliver to DUKE a true and correct copy of that sublicense as executed, modified, or terminated.

2.4 No Other Rights. Except as expressly provided herein, the license granted hereunder does not confer any other rights upon Licensee by implication, estoppel, or otherwise as to any technology or intellectual property (for example, but not limited to, know-how, patent applications, and patents) held by DUKE.

2.5 Reservations of Rights to DUKE.

(a) Notwithstanding anything to the contrary in this Agreement, DUKE retains the right to practice or license any invention, product, or method covered by the Patents for its own educational, research and clinical purposes without restriction and without payment of royalties or other fees, including the right:

a)	to provide licenses to the Patents to governmental laboratories and to other non-profit or not-for-profit institutions; and

b)	to perform research for non-commercial purposes without restriction and without payment of royalties or other fees.

(b) DUKE will not knowingly grant any for-profit party any rights to the Patents in the Field of Use, which are licensed to Licensee under this Agreement. It is understood and acknowledged that nothing in this Agreement may be construed to restrict DUKE from using any rights provided by the Patents outside the Field of Use and/or Territory as it see fit (which shall include, but shall not be limited to, the licensing of rights under the Patents to any Third Party).

(c) Nothing in this Agreement restricts DUKE from using the Know-how as it sees fit (which shall include, but shall not be limited to, licensing, sharing or communicating the Know-how to any Third Party).

2.6 Reservation of Rights to the U.S. Government. The provisions of Articles 2.1, 2.2, and 2.3 or any other provisions of this Agreement notwithstanding, Licensee’s rights and license are subject to the rights of the U.S. Government pursuant to any funding agreement between DUKE and the Government. The parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in this Agreement, the U.S. Government has certain rights in the Patents as set forth in 37 CFR 401. Licensee agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any products sold in the United States based upon such technology must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204.

2.7 Favored Customer Conditions for Sales and Services to DUKE. Licensee will sell Licensed Products and Licensed Services to Duke for research, clinical, educational, and other noncommercial purposes on a most favored customer basis.

2.8 Compliance with Laws. Licensee shall comply with, and shall cause its sublicensees to comply with, all laws applicable in light of this Agreement. Each sublicense agreement shall require the sublicensee to comply with all such applicable laws.

ARTICLE 3 – LICENSE FEE AND ROYALTIES

3.1 Initial Fee. On the Effective Date, Licensee must pay to DUKE a non-refundable, non-creditable lump sum license fee of US$20,000.

3.2 Running Royalty.

(a) Calculation of Running Royalty. At the times and in the manner set forth in this Agreement, Licensee must pay to DUKE a non-refundable, and non-creditable running royalty on Net Sales of Licensed Products, and Licensed Services (“Running Royalty”). The Running Royalty is calculated as follows:

a)	percent (2.5%) of Net Sales for Licensed Products during the term where granted patent is active;

With respect to the calculation of Net Sales for a Combination Product, notwithstanding the calculation formation for Net Sales of Combination Products found in the definition of Net Sales, the monies paid on the Net Sales for Combination Products shall not be less than 1.25% of the Net Sales of the Combination Product without using the Multiplier formula in the

Know-How Running Royalty. If at any time during the term of this Agreement, there are no Valid Claims that cover a Licensed Product, for any:

(a) products Sold that were made by or for the Licensee using the Know-How licensed hereunder to the Licensee (“Know-How Licensed Product”);

Licensee must pay to DUKE a non-refundable, non-creditable running royalty of one percent (1%) of Net Sales for Know-How Licensed Products. For the purposes of interpreting this provision alone the definition of Net Sales under Article 1.11 will be modified to replace the term “Licensed Product” with “Know-How Licensed Product” and “Licensed Services” with “Know-How Licensed Services”. The Term for “Know-How Running Royalty shall expire 10 years from the date of the last to expire Valid Claim within the Patent Rights.

a)	definition of Net Sales.

(b) Stacking of Running Royalty. In the event that (a) Licensee is a party to a license agreement with any Third Party, which license is required for the manufacture, use and/or sale of a Licensed Product or performance and/or sale of a Licensed Service and (b) Licensee’s aggregate running royalty obligation (to DUKE and all such Third-Party licensors) on such Licensed Product or Licensed Service exceeds 10% of Net Sales, then in such event, the amount of running royalty obligation paid to all such parties will be decreased proportionately so that the total running royalty obligation is reduced to 10% of Net Sales, provided, however, that such proportionate reduction of running royalties payable to DUKE (“DUKE Reduction”) shall apply only if a proportionate royalty reduction on terms that are similar in all material respects to DUKE Reduction also applies to all such Third Party licensors, and provided further that the running royalty rate payable to DUKE shall in no event be reduced to less than fifty percent (50)% of Net Sales. Nothing herein, however shall be construed as reducing the minimum annual royalties dues and payable as set forth in Article 3.6.

(c) Valid Claims. The royalty payment obligation under Section 3.2(a) shall be due, on a country-by-country and License Product-by-License Product or Licensed Service-by-Licensed Service basis only for Sales in those countries where there is a Valid Claim.

3.3 Royalties on Other Income. Licensee shall pay to DUKE 15 percent (15%) of all non-Running Royalty income received by Licensee as a result of its license to the Patents granted hereunder (“Other Income”). “Other Income” shall include any advance payments or fees. For purposes of clarity, the obligations under this term expire when the last valid claim to Patent Rights expires.

3.4 Milestone Payments. Licensee must pay to DUKE the non-refundable, non-creditable milestone payments set forth in Appendix B (hereafter, “Performance Milestone Fees”). Each Performance Milestone Fee is due and payable within thirty (30) days of Licensee’s achievement of the relevant milestone.

3.5 Application of Payments by DUKE. Notwithstanding reports, correspondence, or other communications from Licensee, it is understood that DUKE will apply any amounts received from Licensee in accordance with its policies and procedures in effect at the time of receipt.

3.6 Payments Due in Full. All payments due hereunder shall be paid in full, without deduction of taxes or other fees that may be imposed by any government or other entity.

3.7 Deadlines for Payments and Late Payments. Licensee must make all payments due to DUKE under this Agreement on or before the date set forth by the terms of this Agreement or within 30 days of any invoice date on invoices received from DUKE, whichever is earlier. If Licensee fails to pay any amount due to DUKE during the aforementioned time period, then the payments set forth in this Agreement will bear interest until payment is made in full. Interest will be calculated on the balance due at a per annum rate of 4% above the prime rate in effect at the Wachovia Bank (N.A.) (or its successors, as the case may be) on the due date of the payment(s) in question. Amounts due are compounded monthly until the Licensee meets the full financial obligation due at the time of the next payment or invoice due date. In no event, however, may any interest calculation hereunder exceed 18% per annum (or 1.5 % per month). The payment of such interest does not foreclose DUKE from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Article 10.3 herein.

3.8 Payment in U.S. Funds. All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wachovia Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.9 Foreign Restrictions on Payments. If at any time legal restrictions prevent the prompt remittance of part or all royalties by Licensee with respect to any country where a Licensed Product is sold or a Licensed Service provided, Licensee shall convert the amount owed to DUKE into United States funds and shall pay DUKE directly from its U.S. source of funds for the amount impounded. Licensee shall then pay all future royalties due to DUKE from its U.S. source of funds so long as the legal restrictions of this paragraph still apply.

3.10 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the monthly rate of exchange utilized by Licensee, in accordance with GAAP, fairly applied and as employed on a consistent basis.

3.11 Government Imposed Royalty Restrictions. In the event that any of the royalties and payments to DUKE provided for in this Agreement are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such a country shall equal to the maximum permitted royalty under such law or regulations. Written notice of any such restrictions shall be provided to DUKE within thirty (30) days of discovering that such royalties are approaching or have reached the maximum amount. Licensee shall provide Company with written documentation regarding the laws or regulations establishing such maximum.

3.12 Delivery of payments. All payments due to DUKE under this Agreement must cite “DUKE File # 1519”, and must be made payable to “Duke University.” If payments are made by wire, the wiring instructions below must be followed. Payments made by check, as well as reports due to DUKE in accordance with Articles 5.1 and 5.2 must be sent to DUKE at the following address:

For delivery via nationally/internationally recognized courier:

DUKE UNIVERSITY

2812 Erwin Road, Suite 306

Durham, NC 27705

919-681-7584

Attention: Agreement Manager

For delivery via the U.S. Postal Service:

DUKE UNIVERSITY

BOX 90083

Durham, NC 27708

Attention: Agreement Manager

Bank Wire or ACH Payment Instructions:

Bank:	Wells Fargo Bank, N.A.
301 S. Tryon Street
Charlotte, NC 28282, USA
ABA #:	121000248 (Domestic wires only)
Swift Code:	WFBIUS6S (Foreign wires only)
Beneficiary:	Duke University Concentration Account
Account #:	202374-0253053
Attention:	Office of Licensing & Ventures, 919-681-7583*

*	This data must appear to ensure payment is credited to your account.

Note: All related fees are the responsibility of the payer.

Licensee’s contact information regarding invoices and payments:

Name: Jennifer D’Andrea

Institution: Medifocus Inc.

Address: 10240 Old Columbia Road, Suite G Columbia, MD 21046

Phone number: 410-290-5734

Fax number: 410-290-7255

Email: jdandrea@medifocusinc.com

ARTICLE 4 – DEVELOPMENT AND COMMERCIALIZATION

4.1 Commercialization Efforts of Licensee. Licensee will use commercially reasonable efforts to bring Licensed Products and/or Licensed Services to market. The parties agree that the development and commercialization milestones schedule established in attached Appendix C is reasonable (“Commercialization Schedule”). Modifications to the Commercialization Schedule must be expressly approved by DUKE in writing, such approval not to be unreasonably withheld.

4.2 Meetings on Commercialization Efforts. DUKE has the right to one meeting per year with Licensee to discuss the development and commercialization of the Patents at a mutually acceptable time and place.

ARTICLE 5 – REPORTS AND RECORDS

5.1 Royalty Reports.

(a) In addition to the reports required under Article 5.2, Licensee must render to DUKE before February 28th and August 31st of each year a written royalty report (“Royalty Report”) detailing activities as set forth in Article 5.1(b) that occurred during each of the prior six-month periods ending December 31st and June 30th (each a “Royalty Period”).

(b) Each Royalty Report shall be substantially in the format provided in Appendix D and should show for the applicable Royalty Period:

a)	the invoice amounts and Net Sales of Licensed Products and Licensed Services Sold;

b)	the number of each type of Licensed Product or Licensed Service sold, and the country where they were sold;

c)	the Running Royalties, in U.S. Dollars, payable hereunder with respect to such sales of Licensed Products and Licensed Services;

d)	the method used to calculate the Running Royalty owed by Licensee to DUKE;

e)	the amounts of any Other Income received;

f)	the type, description, and source of any Other Income received;

g)	the royalties in U.S. Dollars due on Other Income;

h)	the method used to calculate the royalties on the Other Income owed by Licensee to DUKE;

i)	if no sales of Licensed Products or Licensed Service have been made or no Other Income received, a statement to that effect.

(c) Simultaneously with the submission of a Royalty Report, Licensee must provide to DUKE the payments due to DUKE on the Running Royalties and royalties from Other Income for the applicable Reporting Period.

5.2 Progress Reports. During the term of this Agreement, Licensee shall submit annual progress reports to DUKE by February 28th of each year. The progress reports shall discuss the progress and results, as well as ongoing plans, with respect to the development and commercialization of the technology of the Patents and/or the status of development of each Licensed Product or Licensed Service. The report must provide information at least sufficient to meet DUKE’s government reporting requirements and additionally must include descriptions of Licensee’s plans and commercially reasonable estimated timeframes for testing, development, governmental approvals, and marketing/sale of each Licensed Product or Licensed Service.

5.3 Record Keeping. Licensee must keep full, true, and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts payable to DUKE hereunder, including, but not limited to, records showing the manufacturing, Sales, use, sublicense, and other disposition of Licensed Products or Licensed Services. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing development of Licensed Products and Licensed Services as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Licensed Products and Licensed Services, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Licensed Products and Licensed Services. These books of account must be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. These books and the supporting data must be open and available for inspection and copying by DUKE or its designee(s) at all reasonable times for the life of the Agreement and for a minimum of three (3) years following the end of the Agreement.

5.4 Audit Rights. DUKE shall have the right, from time to time and at reasonable times during normal business hours, through an independent certified public accountant selected by DUKE, to examine the records of Licensee for purposes of determining any amounts due under this Agreement. Such examination and verification shall not occur more than once each calendar year. If any such examination and verification reveals an underpayment by Licensee to DUKE of more than 5% for any quarter examined, Licensee shall immediately pay DUKE the amount of such underpayment plus interest (in accordance with Article 3.10) and shall reimburse DUKE for all reasonably third-party expenses incurred in the examination and verification of the records by the independent certified public accountant.

ARTICLE 6 – PATENTS

6.1 Patent Prosecution. Conditioned upon Licensee’s fulfillment of their obligations under Article 6.3 DUKE will apply for, prosecute, and maintain during the term of this Agreement, the Patents in the United States and in the foreign countries listed in Appendix A hereto in accordance with this Article 6.1 and Article 6.5.

6.2 Licensee must inform DUKE in writing any foreign countries in which Licensee desires patent protection, and Appendix A will be amended in writing to reflect those designations. DUKE and/or its other licensees of the Patents may elect to seek patent protection in countries not so designated by Licensee, in which case DUKE and/or such other licensees of the Patents are responsible for all expenses attendant thereto. In such instances, such patent applications will not be Patents (Appendix A shall be deemed to be so amended accordingly, if necessary), and Licensee forfeits all rights under this Agreement to such patent applications and any resulting patents.

6.3 Licensee Participation in Patent Prosecution. Licensee will be given reasonable opportunities to advise DUKE, regarding the filing, prosecution, and maintenance of the Patents and will cooperate with DUKE in such filing, prosecution, and maintenance. At Licensee’s request and expense, Licensee shall be provided with copes of all prosecution documents relating to the Patents so that Licensee may have the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by DUKE. Notwithstanding anything to the contrary in this Agreement, however, all decisions with respect to the filing, prosecution, and maintenance of the Patents are reserved solely to DUKE.

6.4 Licensee Assumption of Patent Prosecution. Licensee shall have the right to assume primary responsibility for all activities associated with the prosecution of the Patents under this Agreement, provided that it first provides DUKE with written notice of its desire to assume such responsibilities and obtains DUKE’s written approval of the legal counsel that Licensee shall retain for such purposes, such approval not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that in the event Licensee assumes such responsibilities, it shall keep DUKE advised as to the status of the Patents by providing DUKE, in a timely manner, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Patents. Licensee shall consult with DUKE in such prosecution and maintenance, shall diligently seek advice of DUKE on all matters pertaining to the Patents, and shall diligently seek reasonably strong and broad claims under the Patents. All decisions with respect to the prosecution of the Patents by Licensee pursuant to this Article 6.3 shall be made by Licensee, subject to the approval of DUKE, such approval not to be unreasonably withheld or delayed.

(a) Licensee shall not abandon prosecution of any Patents or any of the claims of the Patents without first notifying DUKE no less than sixty (60) days prior to abandonment of Licensee’s intention and reason therefore, providing DUKE with reasonable opportunity to assume responsibility for prosecution and maintenance of the appertaining Patents (which thereafter shall be subject to the provisions of Article 6.1 and 6.2 as regards status as Patents and Licensee’s rights therein).

(b) Licensee’s obligations under this Article 6.3 shall include, without limitation, an obligation to inform DUKE in a timely manner (no less than sixty (60) days prior to the appertaining filing deadlines) that Licensee will not pursue patents in any non-U.S. country so that DUKE may pursue such patents if it so desires. In such case, upon the date of such filing of such patent applications by DUKE, such patents and patent applications shall not be considered Patents, Licensee shall be deemed to have forfeited all rights under this Agreement to such patent applications and resulting patents, and Appendix A shall be deemed to be so amended. For avoidance of doubt, it is understood that Licensee shall assume direct and full responsibility for payment of expenses it incurs as a result of its assumption of responsibility for prosecution of Patents under this Article 6.3.

6.5 Payment of Costs for Patent Prosecution and Maintenance. During the term of this Agreement, payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patents are the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date; provided, however, that if Duke licenses the Patents to any Third-Party, Licensee shall pay no more than a pro rata share of such costs based on the number of such third-parties. Licensee must pay all such fees and costs within thirty (30) days of receipt of an invoice for the same, and failure to pay such invoice within such 30-day period is a default hereunder for which DUKE may terminate this Agreement in accordance with Article 10.3.

6.6 Withdrawal of Support for Patent Prosecution and Maintenance. If Licensee provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patents, then Licensee’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patents will terminate sixty (60) days after DUKE’s receipt of such written notification. At that time, such patents and/or patent applications will no longer be included in the Patents (and Appendix A is deemed to be so amended accordingly), and Licensee surrenders all rights under this Agreement to such patents, patent applications, and any patent or patent applications arising therefrom.

6.7 Patent Marking. To the extent reasonably practical, Licensee must mark any Licensed Product, and/or Licensed Service Sold in the United States and/or their containers, labels, and/or other packaging with all applicable United States patent numbers. All Licensed Products or Licensed Services shipped to or Sold in other countries must be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

ARTICLE 7 – INFRINGEMENTS OF THIRD PARTY RIGHTS

7.1 If DUKE or Licensee is charged with infringement of a patent by a Third Party or is made a party in a civil action as a result of Licensee’s or a sublicensee’s practice of the Patents or Know-how under this Agreement, Licensee:

(a) must notify DUKE, to the extent that DUKE has not been notified, of the existence of the charge or action and must keep DUKE informed of the material status of the charge or action (if DUKE is not a party; if the suit involves any declaratory judgment action or defense alleging the invalidity or non-infringement of the Patents then Article 8.5 will apply;

(b) must defend and/or settle any such charge or action;

(c) must assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charge and/or action;

(d) must indemnify and hold DUKE harmless from any and all damages, losses, liability, and costs resulting from the charge and/or action brought against DUKE;

must use Licensee’s best efforts to secure from any such Third Party a covenant not to sue DUKE or any of its faculty, students, employees or agents for any historic and/or ongoing research, educational, or clinical efforts conducted at DUKE that relate to the Patents and/or Know-how.

7.2 Assistance of DUKE. At Licensee’s or its sublicensee’s expense, DUKE at its sole discretion will give Licensee or its sublicensee assistance in the defense of any such infringement charge or lawsuit as may be reasonably required.

7.3 Conditions on Settlement and Grant of Rights to Patents. To the extent that any suit as handled under Article 7.1 involves a settlement, consent judgment, or voluntary final disposition involving: (i) the granting of rights to the Patents to a Third Party, (ii) the invalidity or enforcement of the Patents, or (iii) any stipulated interpretation of the Patents, no such settlement, consent judgment, or voluntary final disposition may be entered into without the written consent of DUKE.

ARTICLE 8 – INFRINGEMENT OF DUKE’S PATENTS BY THIRD PARTIES

8.1 Licensee’s Right to Enforce. If Licensee becomes aware of any alleged infringement of the Patents by a Third Party, Licensee shall, during the term of this Agreement, have the right, but not the obligation, to either:

(a) resolve the infringement by sublicensing the Patents to the alleged infringer or by other means if permitted under this Agreement, or

(b) prosecute or defend at its own expense an action to resolve the infringement. In the event Licensee prosecutes such infringement, Licensee may, for such purposes, request to use the name of DUKE as party plaintiff. DUKE, at its sole discretion, may agree to become a party plaintiff, and all costs associated therewith shall be borne by Licensee. If DUKE becomes a Party plaintiff, DUKE shall have the right to approve the counsel with primary responsibility for the enforcement.

In the event that Licensee does not take any action to abate infringement against a party after become aware of infringing activity of the party within six (6) months from being aware of such infringing activity, DUKE shall have the right, but not the obligation, to institute an action against the infringing party.

8.2 Recovery of Damages and Costs.

(a) In the event DUKE undertakes the enforcement and/or defense of the Patents by litigation, including any declaratory judgment action, DUKE may use the name of Licensee as a party plaintiff in any such suit without expense to Licensee. The total cost of any such infringement action commenced or defended solely by DUKE shall be borne by DUKE. Any recovery of damages by DUKE for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of DUKE relating to the suit, and second toward reimbursement of Licensee’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit. Any balance remaining from such recovery shall be distributed with DUKE receiving one-hundred percent (100%)

(b) In the event that Licensee undertakes the enforcement and/or defense of the Patents by litigation, including any declaratory judgment action pursuant to Article 8.2(b), the total cost of any such action commenced or defended solely by Licensee shall be borne by Licensee. Any recovery of damages by Licensee as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of Licensee relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of DUKE, if any, relating to the action. If applicable, Licensee shall receive an amount equal to its lost profits or a reasonable royalty on Sales of the infringer (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Licensee would have owed to DUKE on Net Sales that were lost to the infringer, which amount shall be promptly paid by Licensee to DUKE. Any balance remaining from such recovery shall be distributed between Licensee and DUKE with Licensee receiving Eight-five (85%) and DUKE receiving fifteen (15%).

8.3 Cooperation of the Parties. If a Party undertakes an infringement suit against a Third Party as permitted under this Agreement, upon that Party’s reasonable request, the other Party shall provide the first Party with such assistance and information as may be useful to the first Party in connection with that Party’s taking action against an infringer. Such information and assistance includes having the cooperating Party’s employees testify when required and making available, for example, relevant records, papers, information, samples, and specimens. At all times, the cooperating Party shall have the right to select and to utilize independent counsel to advise the cooperating Party regarding the action.

8.4 Declaratory Judgment or Invalidity Action Against the Patents. In the event that a declaratory judgment action or any other action or defense alleging invalidity of the Patents is brought against Licensee or its sublicensee, DUKE shall have the right, but not the obligation, within thirty (30) days after the commencement of such action, to intervene and assume control of the defense of the action at DUKE’s own expense. No settlement, consent judgment, or other voluntary final disposition of any suit subject to this Article 8.5 may be entered into without the written consent of DUKE.

8.5 Patent Invalidity. Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patents are held invalid or unenforceable in a decision that is not appealable or is not appealed within the time allowed, Licensee shall have no further obligations to DUKE with respect to its future use or Sale of any Licensed Product or Licensed Service covered solely by such Patents, including the obligation of paying royalties, as of the date of final decision from which no further appeals can be taken (“Date of Invalidity”). The Licensee will not, however, be relieved from paying any royalties owed on Sales or activities that occurred before such a Date of Invalidity. Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that a Licensed Product or Licensed Service falls within the scope of any other Valid Claim of any Patents that have not been held invalid. For avoidance of doubt, it is understood and agreed that in the case of an invalidity finding of a Patent, Licensee shall not have any damage claim or any claim for refund or reimbursement against DUKE for any amounts previously paid to DUKE under this Agreement.

8.6 Termination of this Agreement shall not extinguish a Party’s obligation to pay fees and costs that have accrued as of the date of termination.

ARTICLE 9 – GOVERNMENT CLEARANCE, PUBLICATION, EXPORT

9.1 Government Clearance. To the extent any government clearance is required, Licensee must use its commercially reasonable efforts to have the Licensed Products and/or Licensed Services cleared for marketing in those countries in which Licensee intends to sell Licensed Products and/or Licensed Services. To accomplish these clearances at the earliest possible date, Licensee agrees to file or have filed any necessary data with appropriate government agencies.

9.2 Assignment of any Government Clearance at Termination. If this Agreement terminates in accordance with Articles 10.2, 10.3, or 10.4, Licensee must, within 45 days following such termination and at its own expense, assign to DUKE its full interest and title in

(a) all market clearance applications described in Article 9.1 (including all data and documentation relating thereto) and

(b) all data, and all documentation related to the data, that could relate to market clearance applications, including, but not limited to, all in vitro and in vivo pre-clinical data, pharmacology data, toxicology data, human data and the like. Notwithstanding anything to the contrary in this Agreement, once received by DUKE in accordance with this Article 9.2, such information and data is not the confidential information of Licensee under Article 11 but instead is the confidential information of DUKE. It remains subject to the restrictions of Article 11.

9.3 Publication. It is understood and agreed that the right of publication of the Patents resides in the Inventors and other staff and students of DUKE. Licensee may also publish and/or co-author any publication on the Patents in accordance with academic custom.

9.4 Government Restrictions. This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology. It is understood that DUKE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979) and that DUKE’s obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. DUKE makes no promise or representation that a license is not required nor that, if required, it will be issued.

9.5 Compliance with Governmental Obligations. In exercising its rights in this Agreement, Licensee shall fully comply, at its own expense, with all governmental regulations and requests directed to it, and will provide all information and assistance necessary to comply with the governmental requests. Failure to take necessary action and to comply with said requirements and requests shall be considered a breach of this agreement. DUKE disclaims any obligations or liabilities arising under the license provisions of this agreement if Licensee is charged in a governmental action for not complying with or fails to comply with any governmental regulations.

ARTICLE 10 – DURATION AND TERMINATION

10.1 Term. This Agreement is effective upon the Effective Date, and unless sooner terminated in accordance with any of its provisions, this Agreement remains in full force and effect for 10 years, or the life of the last-to-expire of the Patents, whichever comes last. (“Term”).

10.2 Termination at Will by Licensee. Licensee may terminate this Agreement by giving DUKE written notice at least three (3) months prior to such termination. Upon termination, Licensee must terminate the manufacture, use, practice, and Sale of Licensed Products and Licensed Services. It is understood that Licensee remains responsible for the timely payment of all amounts due DUKE under this Agreement through the effective date of the termination.

10.3 Termination for Breach or Other Wrongful Acts.

(a) By giving written notice of termination to the other Party, either Party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct by the other Party.

(b) Except for the types of breaches described in Article 10.3(a), if either Party fails to fulfill any of its obligations under this Agreement, including, but not limited to, the failure to make any payment when due, the non-breaching Party may terminate this Agreement by giving written notice to the breaching party as described in Article 10.3 (c).

(c) Any notice of termination must contain a reasonably adequate description of the event or occurrence constituting a breach of the Agreement. For breaches described in Article 10.3(b), the Party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the 31st day after receipt of notice. A Party’s right to cure a breach will apply only to the first two (2) breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach or any uncured breach by that Party will entitle the other Party to terminate this Agreement by written notice.

10.4 Termination Due to Bankruptcy. This Agreement may be terminated immediately by either Part upon written notice should the other party: (i) be declared bankrupt, become insolvent or enter into liquidation; (ii) make an assignment for the benefit of creditors if proceedings for voluntary bankruptcy are instituted on behalf of the affected Party; or (iii) take such other action that may indicate impending financial difficulty.

10.5 Effect of Termination on Financial Obligations. Neither expiration nor termination of this Agreement removes or diminishes any financial obligations to DUKE that Licensee has incurred under this Agreement before and as of the effective date of termination or expiration.

10.6 Effect of Termination on Data and Licensed Products.

(a) Upon the termination of this Agreement, Licensee may notify DUKE within thirty (30) days of the amount of Licensed Products that Licensee has on hand, and Licensee may then Sell that amount of Licensed Products, but no more; provided, however, that Licensee pay DUKE any fees, royalties, or other financial consideration as provided for in this Agreement.

10.7 Effect of Termination on Sublicenses. Upon termination of this Agreement, any sublicenses granted by Licensee under the Patents shall remain in effect, provided that: (a) the sublicense is assigned to DUKE; (b) the sublicensing agreement requires the sublicensee to thereafter pay DUKE any consideration that would have been due to Licensee; (c) upon termination of this Agreement, Licensee informs the sublicensee of the foregoing obligations; (d) the sublicense agrees to the assignment in writing to DUKE; and (e) Licensee remains responsible for all other obligations. If any terms of such sublicense agreements are inconsistent with DUKE’s policies and/or practices, or are otherwise unacceptable to DUKE, such terms will be renegotiated between DUKE and the sublicensee. Sublicensee must contact DUKE within thirty (30) days of termination of this Agreement to initiate a discussion with DUKE concerning any potential renegotiations that may be needed. Any sublicense executed by Licensee must contain language to implement this Article 10.9.

ARTICLE 11 – CONFIDENTIALITY

11.1 Confidential Information. Except as set forth in Article 11.2 below, “Confidential Information” means all non-public, confidential, or proprietary information disclosed before, on or after the Effective Date, by either Party (a “Disclosing Party”) to the other Party (a “Recipient”) or its Affiliates, or to any of such Recipient’s or its Affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”). Confidential Information must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL.” Information disclosed orally must be summarized and reduced to writing and communicated to the other party within thirty (30) days of such disclosure. The terms and conditions of this Agreement are considered Confidential Information.

11.2 Exclusions from Confidential Information. Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that:

(a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by the Recipient or any of its Representatives;

(b) at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a Third Party, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary or contractual obligation to the Disclosing Party;

(c) was known by or in the possession of the Recipient or its Representatives, as established by documentary evidence, before being disclosed by or on behalf of the Disclosing Party pursuant to this Agreement;

(d) is approved for release by prior written authorization of the Disclosing Party; or

(e) was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

11.3 Recipient Obligations. The Recipient shall:

(a) protect and safeguard the confidentiality of all such Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the purpose of this Agreement or otherwise in any manner to the Disclosing Party’s detriment;

(c) not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who:

a)	need to know the Confidential Information to assist the Recipient, or act on its behalf, in relation to the purpose of this Agreement or to exercise its rights under the Agreement;

b)	are informed by the Recipient of the confidential nature of the Confidential Information; and

c)	are subject to confidentiality duties or obligations to the Recipient that are no less restrictive than the terms and conditions of this Agreement; and

(d) be responsible for any breach of this Agreement caused by any of its Representatives.

11.4 Required Disclosure. Any disclosure by the Recipient or its Representatives of any of the Disclosing Party’s Confidential Information pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this Section. Before making any such disclosure, the Recipient shall provide the Disclosing Party with: (a) prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy, and (b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Recipient remains subject to a Legal Order to disclose any Confidential Information, the Recipient (or its Representatives or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential Information which, on the advice of the Recipient’s legal counsel, such Legal Order specifically requires the Recipient to disclose. The details of that advice shall be confidential and privileged at the sole discretion of Recipient.

11.5 Disclosure to Collaborators. Notwithstanding the foregoing, Licensee may use and disclose any Confidential Information related to the Patents and Know-how to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators and other third parties in the chain of manufacturing and distribution, but if and only if Licensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE’s Confidential Information as those provided in this Article 11.

11.6 Confidentiality of Patent Information. Notwithstanding anything to the contrary in this Agreement, all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patents (no matter how disclosed) is the Confidential Information of DUKE and subject to the provisions of this Article 11.

11.7 Term of Confidentiality. Confidential Information shall remain subject to the terms of this Article 11 for a period of five (5) years after the expiration or termination of this Agreement.

ARTICLE 12 – NOTICES

12.1 It is a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder if the party giving the same:

(a)	hand delivers such communication;

(b)	mails such communication, postage prepaid, first class, certified mail; or

(c)	sends such communication, shipping prepaid, by national/international courier service to the other Party at the address given below or as stated in Article 3.14, in the case of payments and reports due in accordance with Article 3.1, 3.2, 3.4, 3.5, 3.7, 3.7, 5.1, 5.2, and 6.3.

DUKE	Licensee

For delivery via the U.S. Postal Service

DUKE UNIVERSITY
Office of Licensing & Ventures
Box 90083
Durham, NC 27708
Attention: Agreement Manager

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY
Office of Licensing & Ventures
2812 Erwin Road, Suite 306
Durham, NC 27705
Attn: Agreement Manager

12.2 Date of Notice. The date of giving any such notice, request, report, statement, disclosure, or other communications, and the date of making any payment hereunder required (provided such payment is received), is the date of the U.S. postmark of such envelope if marked or the actual date of receipt if not marked or if delivered otherwise.

12.3 Obligation to Report Small Entity Status. Licensee shall notify University immediately if, at any time during the term of this Agreement, Licensee, its Affiliates or any of its sublicensees does not qualify as a “small entity” as under section 1.27, as amended, of the Consolidated Patent Rules of the United States Patent and Trademark Office.

ARTICLE 13 – ASSIGNMENT

13.1 No Assignment Without Consent of DUKE. This Agreement is binding upon and inures to the benefit of the respective successors of the Parties. This Agreement may not be assigned by Licensee or be subject to a Change of Control of Licensee without the prior written consent of DUKE.

13.2 Required Conditions Before Assignment. Before any assignment, the following additional conditions must be met:

(a) Licensee must give Duke thirty (30) days prior written notice of the assignment, including the new assignee’s contact information;

(b) The new assignee must agree in writing to DUKE to be bound by this Agreement; and

ARTICLE 14 – INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

14.1 Indemnification of DUKE. DUKE, and its trustees, officers, employees, students, and agents (collectively, “DUKE Indemnitees”) will be indemnified, defended by counsel acceptable to DUKE, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (hereinafter referred to as “Claim” or “Claims”) based upon, arising out of, or otherwise relating to Licensee’s activities under this Agreement, including, but not limited to, any cause of action relating to product liability, Licensee’s use of the Patents and/or Know-how, and/or Licensee’s exercise of the license granted herein. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of a DUKE Indemnitee.

14.2 Insurance. Licensee must maintain in force at its sole cost and expense with licensed and reputable insurance companies general liability insurance and products liability insurance coverage in amounts reasonably sufficient to protect against liability under Article 14.1 above. DUKE has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. Licensee shall provide DUKE with written evidence of such insurance upon request of DUKE. Licensee shall provide DUKE with written notice at least fifteen (15) days before the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage before the expiration of such fifteen (15) day period, DUKE shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.3 LIMITATION OF WARRANTIES. DUKE MAKES NO WARRANTIES OF ANY KIND. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PATENTS OR KNOW-HOW FOR A PARTICULAR PURPOSE, NOR IS THERE A WARRANTY THAT THE USE OF THE PATENTS AND/OR KNOW-HOW, OR USE, MANUFACTURE OR SALE OF THE LICENSED PRODUCTS OR LICENSED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS

AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY DUKE OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENTS, KNOW-HOW, LICENSED PRODUCTS OR LICENSED SERVICES. DUKE HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE. DUKE HAS NO LIABILITY WHATSOEVER TO LICENSEE OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM: (A) THE PRODUCTION, USE, PRACTICE, LEASE, OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE; (B) THE USE OF THE PATENTS AND/OR KNOW-HOW; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

14.4 License to Third Party Rights Responsibility of Licensee. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that it shall be the responsibility of Licensee to secure rights to any Third Party intellectual property rights that may be required to practice the rights granted to the Patents under this Agreement and to exercise any and all of the rights granted under Article 2.

14.5 Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party, or any of its employees as the agent, legal representative, joint venture partner, employee, or servant of another Party. Except as set forth herein, no Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of another Party. No Party shall hold itself out as being the agent, legal representative, joint venture partner, employee, or servant of another Party or as having authority to represent or act for another party in any capacity whatsoever, except as authorized herein.

ARTICLE 15 – USE OF A PARTY’S NAME

15.1 Use of Parties names. Neither Party may, without the prior written consent of the other Party:

(a) use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other Party; or

(b) use the name or image of any employee or agent of the other Party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c) represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party.

ARTICLE 16 – SEVERANCE AND WAIVER

16.1 Severability. Each clause of this Agreement is a distinct and severable clause, and if any clause is deemed illegal, void, or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected.

16.2 No Waiver. The failure of a Party in any instance to insist upon the strict performance of the terms of this Agreement is not a waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 17 – TITLES

17.1 Titles. All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE 18 – SURVIVAL OF TERMS

18.1 Survival. Upon termination of this Agreement, the following provisions shall survive the termination of this Agreement. The provisions of Articles 1 (DEFINITIONS), 3 (LICENSE FEE and ROYALTIES (for any royalties or payments that accrued during the Term of the Agreement)), 5.1 (Royalty Reports (for any royalties or payments that accrued during the Term of the Agreement ), 5.3 (Record Keeping), 5.4 (Audit Rights), 6.4 (Payment of Costs for Patent Prosecution and Maintenance (for costs accrued during the Term of the Agreement), 7 (INFRINGEMENT OF THIRD PARTY RIGHTS), 9.2 (Assignment of any Government Clearance at Termination), 9.4 (Government Restrictions), 10.5 (Termination Due to Lack of Commercial Development), 10.6 (Challenge of Patents by Licensee), 10.7 (Effect of Termination on Financial Obligations), 10.8 (Effect of Termination on Data and Licensed Products), 10.9 (Effect of Termination on Sublicenses), 12 (Notices), 14 (INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS), 15 (USE OF A PARTY’S NAME), 16 (SEVERANCE AND WAIVER), 17 (TITLES), 18 (SURVIVAL OF TERMS), 19 (GOVERNING LAW), and 20 (ENTIRE UNDERSTANDING). The provisions of Article 11 shall survive any termination of this Agreement for a period of five (5) years after the Term of this Agreement. In addition, any other provisions of this Agreement that by their nature are intended to extend beyond the Term of this Agreement shall also survive any termination of this Agreement and continue in full force and effect as needed.

ARTICLE 19 – GOVERNING LAW

19.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of North Carolina.

ARTICLE 20 – ENTIRE UNDERSTANDING

20.1 Entire Understanding. This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

DUKE UNIVERSITY		LICENSEE

By:	/s/ Rose Ritts	By:	/s/ Augustine Cheung
Name:	Rose Ritts, Ph.D.	Name:	Augustine Cheung, Ph.D.
Title:	Executive Director, Office of Licensing & Ventures, Duke University	Title:	Chief Executive Offer
Date:	Oct 6, 2015	Date:	Oct 6, 2015

APPENDICES

APPENDIX A—PATENTS

APPENDIX B—MILESTONE FEES

APPENDIX C—DEVELOPMENT SCHEDULE

APPENDIX D—ROYALTY REPORT FORM

Appendix A – PATENTS

Duke File number: 1519

Title: Method for Selective Expression of Therapeutic Genes By Hyperthermia

Application number: 10/172,399

Patent number: 7,183,262

Appendix B – MILESTONE FEES

$25,000 for submission of each IND/IDE

$50,000 for completion of first successful Phase I study

$75,000 for completion of first successful Phase II study

$125,000 for completion of first successful Phase III study

$225,000 for approval of first NDA

Appendix C – DEVELOPMENT SCHEDULE

Development Time Table and Budget for Medifocus’ Gene Therapy Construct

(Estimate prepared by THYX, Shenzhen China)

GLP Toxicity Test: 12 months to complete

R&D CMC: 12-18 months to complete

Pharmacology: 6-12 months

CLP & Pharmacology Tracking Service (throughout)

NIFDC detection of cell bank and products (ongoing)

IND Filing to CFDA (12 months)

Tracking, Review and Information Services

Submission of Phase I to CFDA (9-12 months)

CFDA phase I review process (6 months)

Phase II submission (18-24 months)

CFDA phase II review process (6 months to 1 year)

Phase III submission (18-24 months)

CFDA approval (1-2 year after phase III completion)

Estimate total budget leading to phase I submission

Total estimated development time to CFDA approval              6-8 years

Appendix D – ROYALTY REPORT FORM

ROYALTY REPORT for period ending

Duke File #

Country	Product	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	TOTAL GROSS SALES	Reductions to Sales	TOTAL NET SALES	% Royalty Due	TOTAL ROYALTY DUE

SubTOTAL x Country

SubTOTAL x Country

GRAND TOTAL

ROYALTIES PAID